     As filed with the Securities and Exchange Commission on January 10, 2008
Registration Nos. 033-59233, 333-00575, 333-03245, 333-18269, 333-70692, 333-118282, 333-118283,
333-118284, 333-70696, 333-118280, 333-118281, 2-90727, 33-21853, 33-26239, 33-47547, 333-35422

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment
to
FORM S-8

REGISTRATION STATEMENTS UNDER THE
SECURITIES ACT OF 1933

TRIBUNE COMPANY
(Exact name of registrant as specified in its charter)

Delaware	36-1880355
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

     Tribune Company
435 North Michigan Avenue
Chicago, Illinois 60611
(312) 222-9100
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

     Tribune Company 1995 Nonemployee Director Stock Option Plan
Tribune Company Stock Option Plans for Key Personnel
Tribune Company 1996 Nonemployee Director Stock Compensation Plan
Tribune Company 1997 Incentive Compensation Plan
Tribune Company Bonus Deferral Plan
Times Mirror Savings Plus Plan
Tribune Company 401(k) Savings Plan
Tribune Company Defined Contribution Retirement Plan
KPLR, Inc. 401(k) Plan
Tribune Broadcasting Retirement Plan
Tribune Company 1984 Employee Stock Purchase Plan
Tribune Company Amended and Restated 1984 Long-Term Performance Plan
Tribune Company Profit Sharing/Savings Incentive Plan
Tribune Company 1992 Long-Term Incentive Plan
The Times Mirror Company 1997 Directors Stock Option Plan
The Times Mirror Company 1996 Management Incentive Plan
The Times Mirror Company 1996 Employee Stock Option Plan
The Times Mirror Company 1992 Key Employee Long-Term Incentive Plan
The Times Mirror Company 1988 Executive Stock Option Plan
The Times Mirror Company Non-Employee Director Stock Plan
(each plan as amended or restated from time to time)

(Full titles of the plans)

Crane H. Kenney, Esq.

Senior Vice President, General Counsel and Secretary
Tribune Company
435 North Michigan Avenue
Chicago, Illinois 60611
(312) 222-9100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Charles R. Smith
K&L Gates
Henry W. Oliver Building
535 Smithfield Street
Pittsburgh, PA 15222
(412) 355-6500

and

Joseph P. Gromacki, Esq.
Jenner & Block LLP
330 N. Wabash Avenue
Chicago, Illinois 60611
(312) 222-9350

and

Steven A. Rosenblum, Esq.
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
(212) 403-1000

EXPLANATORY NOTE

     This Post-Effective Amendment relates to the following Registration Statements, as each may have been amended from time to time, filed on Form S-8 (collectively the “Registration Statements”):

1.	Registration Statement No. 033-59233 registering 100,000 shares of Tribune common stock, par value $0.01 per share (the “Tribune Common Stock”), in connection with the Tribune Company 1995 Nonemployee Director Stock Option Plan;

2.	Registration Statement No. 333-00575 registering 120,000 shares of Tribune Common Stock in connection with the Tribune Company Stock Option Plans for Key Personnel;

3.	Registration Statement No. 333-03245 registering 75,000 shares of Tribune Common Stock in connection with the Tribune Company 1996 Nonemployee Director Stock Compensation Plan;

4.	Registration Statement No. 333-18269 registering 5,000,000 shares of Tribune Common Stock in connection with the Tribune Company 1997 Incentive Compensation Plan and the Tribune Company Bonus Deferral Plan;

5.	Registration Statement No. 333-70692 registering 2,000,000 shares of Tribune Common Stock in connection with the Times Mirror Savings Plus Plan;

6.	Registration Statement No. 333-118282 registering 1,500,000 shares of Tribune Common Stock in connection with the Times Mirror Savings Plus Plan;

7.	Registration Statement No. 333-118283 registering 3,000,000 shares of Tribune Common Stock in connection with the Tribune Company 401(k) Savings Plan; and

8.	Registration Statement No. 333-118284 registering 400,000 shares of Tribune Common Stock in connection with the Tribune Company Defined Contribution Retirement Plan.

9.	Registration Statement No. 333-70696 registering 25,000 shares of Tribune Common Stock in connection with the Tribune Company Defined Contribution Retirement Plan.

10.	Registration Statement No. 333-118280 registering 25,000 shares of Tribune Common Stock in connection with the KPLR, Inc. 401(k) Plan.

11.	Registration Statement No. 333-118281 registering 10,000 shares of Tribune Common Stock in connection with the Tribune Broadcasting Retirement Plan.

12.	Registration Statement No. 2-90727 registering 2,000,000 shares of Tribune Common Stock in connection with the Tribune Company 1984 Employee Stock Purchase Plan.

13.	Registration Statement No. 33-21853 registering 4,000,000 shares of Tribune Common Stock and 8,000,000 Preferred Share Purchase Rights in connection with the Tribune Company Amended and Restated 1984 Long-Term Performance Plan.

14.	Registration Statement No. 33-26239 registering 700,000 shares of Tribune Common Stock and 700,000 Preferred Share Purchase Rights in connection with the Tribune Company Profit Sharing/Savings Incentive Plan.

15.	Registration Statement No. 33-47547 registering 6,000,000 shares of Tribune Common Stock and 6,000,000 Preferred Share Purchase Rights in connection with the Tribune Company 1992 Long-Term Incentive Plan.

16.	Registration Statement No. 333-35422 registering 17,000,000 shares of Tribune Common Stock in connection with the Times Mirror Company 1997 Directors Stock Option Plan, the Times Mirror Company 1996 Management Incentive Plan, the Times Mirror Company 1996 Employee Stock Option Plan, the Times Mirror Company 1992 Key Employee Long-Term Incentive Plan, the Times Mirror Company 1988 Executive Stock Option Plan and the Times Mirror Company Non-Employee Director Stock Plan.

     Pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 1, 2007, by and among Tribune Company (“Tribune”), GreatBanc Trust Company, not in its individual or corporate capacity but solely as trustee of the Tribune Employee Stock Ownership Trust, which forms a part of the Tribune Employee Stock Ownership Plan (the “ESOP”), Tesop Corporation (“Merger Sub”), a Delaware corporation, and, for limited purposes, EGI-TRB, L.L.C., a Delaware limited liability company, Merger Sub merged with and into Tribune, with Tribune as the surviving corporation (the “Merger”). The Merger became effective on December 20, 2007 (the “Effective Time”). At the Effective Time, each outstanding share of Tribune Common Stock, other than shares held by Tribune, the ESOP or Merger Sub immediately prior to the Effective Time (in each case, other than shares held on behalf of third parties) and shares held by shareholders who validly exercised appraisal rights, was cancelled and automatically converted into the right to receive $34.00, without interest and less any applicable withholding taxes. As a result of the Merger, Tribune became wholly owned by the ESOP. On December 20, 2007, Tribune filed a certification and notice of termination on Form 15 with respect to the Tribune Common Stock.

     At the Effective Time, each option to purchase shares of Tribune Common Stock granted under the employee and director stock plans of Tribune or of the former Times Mirror Company, whether vested or unvested, that was outstanding immediately prior to the Effective Time, became fully vested and was converted into the right to receive an amount in cash equal to the product of (x) the total number of shares of Tribune Common Stock subject to such stock option and (y) the excess, if any, of the amount of $34.00 over the exercise price per share of Tribune Common Stock subject to such stock option, with the aggregate amount of such payment rounded to the nearest cent, less such amounts as are required to be withheld or deducted under tax laws.

     In addition, at the Effective Time, each right of any kind, contingent or accrued, to receive shares of Tribune Common Stock or benefits measured in whole or in part by the value of a number of shares of Tribune Common Stock granted under the employee and director stock plans of Tribune or of the former Times Mirror Company or other Tribune benefit plan, including shares of restricted stock, restricted stock units, phantom units, deferred stock units, stock equivalents and dividend equivalents (each, a “Company Stock-Based Award”), whether vested or unvested, which was outstanding immediately prior to the Effective Time ceased to represent a right or award with respect to shares of Tribune Common Stock, and became fully vested and entitles the holder thereof to receive, $34.00 in respect of each share of Tribune Common Stock underlying a particular Company Stock-Based Award, less such amounts as are required to be withheld or deducted under tax laws.

     As a result of the Merger, Tribune has terminated all offerings of shares of Tribune Common Stock pursuant to the Registration Statements. In accordance with the undertaking made by Tribune in the Registration Statements to remove by means of a post-effective amendment any of its securities being registered under the Registration Statements which remain unsold at the termination of the offering, the Registrant hereby de-registers (1) any and all shares of Common Stock originally reserved for issuance under the plans covered by the Registration Statements and registered under the Registration Statements, which remain unissued at the Effective Time and (2) any and all deferred obligations registered under the Registration Statements, which remain unpaid as of the Effective Time.

SIGNATURES

     Pursuant to the requirements of the Securities Act, Tribune Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on January 10, 2008.

TRIBUNE COMPANY

By: /s/ Crane H. Kenney
Crane H. Kenney
Senior Vice President, General Counsel
and Secretary

     Pursuant to the requirements of the Securities Act, as amended, this post-effective amendment to the Registration Statements has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Samuel Zell		January 10, 2008
Samuel Zell	Chairman, Chief Executive Officer (principal
executive officer) and Director

/s/ Donald C. Grenesko		January 10, 2008
Donald C. Grenesko	Senior Vice President/Finance and
Administration (principal financial
officer)

January 10, 2008
/s/ R. Mark Mallory
R. Mark Mallory	Vice President and Controller (principal
accounting officer)

/s/ Jeffrey S. Berg		January 10, 2008
Jeffrey S. Berg	Director

/s/ Brian L. Greenspun		January 10, 2008
Brian L. Greenspun	Director

/s/ Betsy D. Holden		January 10, 2008
Betsy D. Holden	Director

/s/ William A. Osborn		January 10, 2008
William A. Osborn	Director

/s/ William C. Pate		January 10, 2008
William C. Pate	Director

/s/ Maggie Wilderotter		January 10, 2008
Maggie Wilderotter	Director

/s/ Frank Wood		January 10, 2008
Frank Wood	Director